Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 28, 2021 with respect to the consolidated financial statements of Arqit Limited included in the Registration Statement on Form F-1 and the related prospectus of Arqit Quantum Inc. dated October 8, 2021.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP

London, United Kingdom

October 8, 2021